Exhibit 4.22

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

SUBLEASE AGREEMENT

On the one hand, D FAST DAĞITIM HİZMETLERİ VE LOJİSTİK A.Ş. (hereinafter referred to as the Lessor), which is in the position of Lessee, and on the other hand, D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. (hereinafter referred to as the Lessee), which leases the immovable independent sections located at Meclis Mah., Boğaziçi Cad., Seheryeli Sokak, No:1, Karsan Plaza Sancaktepe/İstanbul, as a sub-lessee, have agreed on the terms and conditions of this Agreement under the following conditions.

ARTICLE-1: Parties

1.1.Lessor: D FAST DAĞITIM HİZMETLERİ VE LOJİSTİK A.Ş.

1.2.Lessee: D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş.

ARTICLE-2: Subject of the Agreement and General Conditions

The conditions regarding the lease of the immovable property to which the Lessor has the right and which is the subject of the lease shown below to the Lessee constitute the subject of this Agreement.

The lessee cannot request to change these lease terms and the rental fee, which constitute the basis of this Agreement. The Lessee agrees that they shall not make a request for adaptation or reduction of the rental fee by claiming force majeure or economic crisis. Such a situation would be contrary to the nature of this Agreement.

ARTICLE-3: Current Status of the Immovable

The immovable property, which is the basis of this Agreement, is the first-floor area of 2.150 m2 and the second-floor area of 2.150 m2 located at Meclis Mah., Boğaziçi Cad., Seheryeli Sokak, No:1, Karsan Plaza Sancaktepe/İstanbul.

In addition, all fixtures and equipment available in the leased property shall be delivered to the lessee together with the leased property under the minutes.

ARTICLE-4: Duration of the Agreement

This Agreement shall enter into force as of 01/10/2022 and shall remain in force for 4 (four) years. At the end of the agreement period, if agreed upon by the parties, the lease term and conditions shall be renegotiated by the parties. Otherwise, the lessee agrees and undertakes to completely leave the leased property within 2 (two) months from the end of the lease period.

ARTICLE-5: Rental Fee

The rental fee within the scope of this Agreement is agreed to be [***] + VAT ([***]) in total.

Any changes in VAT rates by the government and any taxes and funds that may be officially charged to the rental fees shall be added to or deducted from the rental fee.

If the lease agreement is extended, the rental increase rates for the new period shall be determined by the parties in Agreement, not exceeding the 12-month average in the consumer price index.

ARTICLE-6: How to Pay the Rental Fee

Rental fees shall be invoiced to the lessee by the Lessor on the 1st business day of each month; payments shall be made between the 1st and 5th days of the relevant month and in advance.

ARTICLE-7: Use of the Leased Property

The relevant area shall be used as an office. The Lessee shall obtain prior approval from the Lessor to perform an alternative service or services other than those listed above.

ARTICLE-8: Maintenance - Repair and Renovation

The lessee is obliged to make a written request for all kinds of maintenance, repair and modification operations to be carried out on the leased immovable and to obtain the lessor’s prior approval. The lessee shall submit the necessary plans, projects and drawings for modification and renewal requests to the lessor and the written approval request.

The maintenance of the leased property and the current fixtures and equipment in it shall be carried out by the Lessee without interruption and under the procedure. At the end of the Agreement, the entire building and the equipment annexed to the Agreement shall be delivered to the lessor in a working, well-maintained, operable and clean condition. All modifications and renovations in the property that the lessee shall make after obtaining permission to continue their service shall become an integral part of the building. The lessee cannot claim any right and demand from the lessor for this and other possible expenses.

ARTICLE-9: Prohibition of Assignment and Termination of the Agreement

The Lessee may transfer or sublet the leased property to a sub-lessee provided that they obtain the Lessor’s prior written consent.

ARTICLE-10: Special Conditions

10.1.The lessee shall fully comply with the principles and rules of the lessor. If a contrary situation occurs and events contrary to general morality arise, the lessor may terminate the Agreement without any notice, without prejudice to their rights arising from this Agreement and the law. In such a case, the Lessee has already accepted and undertaken to leave the property immediately.

10.2.The Lessee is directly responsible for the behaviour and actions of their employees within the premises and for any damages and losses they may cause to the facility or third parties.

10.3.The lessee is obliged to notify the lessor immediately if a situation requires repair in the leased property or if there is an external intervention to the leased property.

10.4.The lessee is primarily responsible for the cleanliness and orderliness of the building and its surroundings.

10.5.The Lessee is not responsible for possible damages that may occur in case of fire, earthquake, theft, flood and similar situations. If the negligence and faulty behaviour of the Lessee has caused the occurrence of the aforementioned situations in the leased property and this situation causes damage to the facility, the lessee or the lessor’s employees and/or third parties, the lessee is solely responsible for this situation and any material and moral damages that may occur.

10.6.The lessee is responsible for the employment of all personnel employed by the lessee in accordance with the SSI and labour laws, timely payment of taxes, premiums and fees, and all financial and legal obligations stipulated by law. Otherwise, they shall be liable for legal and financial obligations that may arise and cannot transfer this obligation to other persons or organisations. If the lessor is obliged to make any payment on behalf of the lessee, the lessee shall pay the amount paid by the lessor within 7 (seven) days at the latest as of the date of notification to the lessor, together with all its accessories (principal, accrued interest, late payment interest, etc.) as of the date of payment.

10.7.It is strictly forbidden to use the leased property other than the services listed in this Agreement and to accommodate the employees in this property.

Article-11: Termination of the Agreement

Without prejudice to the termination and expiry clauses in other articles of this Agreement, if the lessee violates the above-mentioned contractual clauses, the lessor shall warn them in writing. Despite the written warning, if the lessee does not act under the Agreement and does not fulfil the obligations, the lessor shall terminate the Agreement unilaterally without prejudice to the right arising from both this Agreement and the law.

The Parties have the right to terminate this Agreement at any time during the term of this Agreement, provided that 15 days notice is given. In the event of such termination, the Parties shall fulfil all their obligations until the termination date.

The stamp tax arising from the signing of this Agreement shall be paid equally by the parties. All of the stamp tax shall be paid by the Lessor, and half of the amount paid shall be invoiced to the Lessee.

On the other hand, in the event that the Lessor’s lease agreement with Karsan Karadeniz Kimya ve Gıda San Tic. Ltd. Şti. is terminated and/or expires for any reason whatsoever, this Agreement shall also terminate automatically and without any claim by the Lessee.

This Lease Agreement has been signed on 01/10/2022 to enter into force on 01/10/2022.

Lessee D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş. (signed on stamp)	Lessor D FAST DAĞITIM HİZMETLERİ VE LOJİSTİK A.Ş. (signed on stamp)